VIMRx Pharmaceuticals Inc.
                              2751 Centerville Road
                           Suite 210, Little Falls II
                           Wilmington, Delaware 19808




                                 August 26, 1996




Mr. David A. Jackson
49 Guyencourt Road
Wilmington, DE  19807-1415

Dear David:

                  This letter agreement will serve to set forth the terms and conditions of your employment by VIMRx Pharmaceuticals Inc. ("VIMRx").

                  You are being employed as the Executive Vice President - Research and Development and Chief Scientific Officer of VIMRx. In such capacity, you will have general charge of and administration over VIMRx's research and development activities and programs and primary responsibility for technology assessment and the making of scientific and technology determinations with respect to the corporation's business plans. You will report directly to the President and Chief Executive Officer. If requested, you agree to serve, for no additional compensation, in like capacities for any VIMRx subsidiaries throughout the term of your employment.

                  The term of your employment will commence as of the date of this letter agreement and shall continue until terminated under the provisions of Paragraph 6 below. You will be a full-time employee of VIMRx and agree to devote your business and professional time and energy and skills to the affairs of VIMRx and its subsidiaries and to serve VIMRx faithfully and to the best of your ability.

                  As compensation for the services to be rendered by you hereunder, VIMRx will pay you (i) a signing bonus of $40,000 payable on your execution and delivery of this letter agreement and (ii) a base salary of not less than $175,000 per annum, payable in installments in accordance with VIMRx's regular payroll practices. You will also be entitled to a discretionary cash bonus determined as of the end of each calendar year during the term hereof (based on performance criteria to be agreed upon between VIMRx and you and such additional discretionary factors as the President and Chief Executive Officer and the Board of Directors of VIMRx (the "Board") may apply from time to time). The minimum target bonus amount each year, assuming satisfactory performance by you, will be one-third ( ) of your base compensation. The bonus determined as of December 31, 1996 will be calculated as if you had been employed by VIMRx for the entire 1996 calendar year at the base annual compensation referenced above.

                  As additional compensation, VIMRx shall award you, (i) an Incentive Stock Option (the "Incentive Option") to purchase a number of shares of VIMRx Common Stock ("Shares") equal to 400,000 divided by the fair market value of one Share on the date of grant of the Incentive Option and (ii) a Non-Incentive Stock Option (the "Non-Incentive Option" and collectively with the Incentive Option, the "Options") to purchase a number of Shares equal to 500,000 minus the number of Shares issuable pursuant to the Incentive Option, in each case pursuant to VIMRx's Amended and Restated 1990 Incentive and Non-Incentive Stock Option Plan, as amended (the "1990 Plan"). The purchase price for Shares under each Option shall be the fair market value of VIMRx Common Stock on the date of grant of the Options. Shares subject to the Incentive Option will become exercisable in accordance with the terms of the 1990 Plan. Subject to the further exercise terms set forth below, Shares subject to the Non-Incentive Option will become exercisable as follows: one year from the date of grant, up to 20% of the total Shares subject to such Option; two years from the date of grant, up to 40%; three years from the date of grant, up to 60%; four years from the date of grant, up to 80%; and at the end of five years from the date of grant and until termination of the Non-Incentive Option, up to 100%. Subject to the provisions of the 1990 Plan, the Non-Incentive Option shall expire ten years from the date of grant. Additional provisions relating to the Options are as follows:

                  In the event your employment is terminated by VIMRx (except for Cause (as defined in Paragraph 6(d)), but including constructive termination pursuant to Paragraph 6(f) of this letter agreement and termination on account of Permanent Disability (as defined in Paragraph 6(e))) on or before one year from the date of this letter agreement (the "First Anniversary Date"), the Non-Incentive Option will immediately become exercisable to purchase 20% of total number of Shares subject to Non-Incentive Option and may be exercised at any time during the three-month period following the effective date of such termination, and the exercisability of the remaining Shares subject to the Non-Incentive Option will lapse. In the event you are so terminated after the First Anniversary Date, the Non-Incentive Option will immediately become exercisable with respect to all Shares subject to the Option and may be exercised at any time during the three-month period following the effective date of such termination but in no event subsequent to ten years from the date of grant.

                  In the event you die on or before the First Anniversary Date, the Non-Incentive Option will immediately become exercisable to purchase 20% of the total number of Shares subject to the Non-Incentive Option, and the exercisability of the remaining Shares subject to the Non-Incentive Option will lapse. In the event you die after the First Anniversary Date, the Non-Incentive Option will become exercisable with respect to all Shares subject to the Option. In either event, the Non-Incentive Option may be exercised with respect to the applicable number of Shares by your heirs, personal representatives or distributees within twelve months of the date of your death but in no event subsequent to ten years from the date of grant.

                  All Shares subject to the Options will be registered on Form S-8 as soon as practicable after the Board approves such registration.

                  In the event a sale of substantially all the assets of VIMRx, to a Person (as hereinafter defined) other than an Affiliate (as hereinafter defined) of VIMRx, is consummated, or any Person or group of Persons acting in concert, directly or indirectly, by purchase, merger or otherwise, acquires beneficial ownership of stock representing more than fifty percent (50%) of the voting power of the then-outstanding stock of VIMRx (or any successor of VIMRx by merger or consolidation), or a single transaction, or a series of related transactions, is consummated pursuant to which the beneficial ownership of more than fifty percent (50%) of the voting stock of VIMRx changes, the Non-Incentive Option will immediately become exercisable with respect to all Shares subject to the Option. For purposes of this subparagraph 3(b)(iv): "Person" shall mean any individual, company, limited liability company, partnership, association, trust or other entity; "Affiliate" of a Person shall mean any Person controlling, controlled by or under common control with such Person; and open market transactions by unaffiliated Persons not acting in concert shall not be deemed "related transactions."

                  You will be eligible to participate in VIMRx's medical, dental, life and long-term disability insurance and other benefit programs, including any 401(k) or other retirement or welfare plans, from time to time in effect for VIMRx's senior executives, your participation in any such plans to be in accordance with their respective terms and conditions. In lieu of participation in VIMRx's medical and dental plans (if any), you may elect to receive a $500 (after tax) monthly allowance therefor.

                  Your performance will be reviewed annually by the President and Chief Executive Officer and the Board (or its compensation or like committee), in connection with which they will consider an increase in your base compensation, it being understood that any such increase will be discretionary.

                  You will be entitled to take up to an aggregate of four weeks vacation each calendar year as business conditions permit, it being understood that no more than one week of unused vacation per year of service with VIMRx may be carried over to the succeeding year. VIMRx will not be required to provide any additional compensation to you for vacation time not utilized by you.

                  VIMRx will reimburse you for all reasonable and documented business expenses incurred by you on behalf of VIMRx during the term of your employment hereunder consistent with VIMRx's expense reporting policy (as the same may be modified from time to time). Notwithstanding anything herein to the contrary, the provisions of this Paragraph 5 shall survive the effective date of termination of this Agreement for a period of six months.

                  Your employment hereunder may be terminated at any time by VIMRx for Cause or, upon at least 60 days' prior written notice by you or by VIMRx, without Cause.

                  In the event your employment is terminated by VIMRx without Cause (including a constructive termination under Paragraph 6(f)), this Agreement shall terminate immediately on the effective date of termination of your employment; provided, however, that: you will be paid twelve months' base salary as severance in monthly installments (in arrears) beginning the first full month following the cessation of your employment with VIMRx (during which time you will be entitled to continue to participate in VIMRx's benefit plans to the extent permitted by such plans); and you will be entitled to receive any accrued but unpaid salary earned by you through the effective date of such termination.

                  No severance shall be paid or payable to you in the event your employment is terminated for Cause, or you voluntarily resign from your employment with VIMRx (excluding a constructive termination under Paragraph 6(f)), in which event this Agreement shall terminate immediately upon the effective date of termination of your employment or upon the effective date of your resignation, respectively; provided, however, that VIMRx shall nonetheless be obligated to pay you any accrued but unpaid salary earned by you through the date of such termination.

                  For purposes of this Agreement, termination for "Cause" shall mean termination due to any one or more of the following: (i) if you are indicted for committing a felony or a decision or determination is rendered by any court or governmental authority that you have committed any act involving fraud, willful misconduct, dishonesty, breach of trust or moral turpitude; (ii) if you willfully breach your duty of loyalty to, or commit an act of fraud or dishonesty upon, VIMRx; (iii) if you demonstrate gross negligence or willful misconduct in connection with your employment; (iv) if, in the reasonable, good faith opinion of a majority of VIMRx's whole Board (excluding yourself, if you shall then be a director of VIMRx), you engage in personal misconduct of such a material nature as to render your presence as a senior executive officer detrimental to VIMRx or its reputation and you fail to cure the same within five days after written notice thereof from VIMRx; or (v) if you commit a material breach of or default under any of the terms or conditions of this Agreement and you fail to cure such breach or default within ten days after written notice thereof from VIMRx.

                  Your employment hereunder shall terminate immediately upon your death or Permanent Disability. In either such event, this Agreement shall terminate immediately upon the cessation of your employment; provided, however, you (or your legal representative, as the case may be) will be entitled to receive any accrued but unpaid salary earned by you through the date of such termination, plus severance in monthly installments (in arrears), beginning the first full month following the date of such termination in an aggregate amount equal to the positive difference if any, between (x) the base salary you would have received hereunder for the twelve months immediately following such termination date had your employment continued for such twelve month period, and
(y) the total monies paid or payable to you with respect to such twelve month period under the long-term disability insurance policy or policies maintained by VIMRx for your benefit, if any. For purposes of this Agreement, the term "Permanent Disability" shall have the meaning set forth in the long-term disability insurance policy or policies then maintained by VIMRx for the benefit of its employees, or if no such policy shall then be in effect, or if more than one such policy shall then be in effect and the term Permanent Disability shall be assigned different definitions in such policies, then the term Permanent Disability shall be defined for purposes hereof to mean any physical or mental disability or incapacity which renders you incapable of fully performing the services required of you in accordance with your obligations hereunder for a period aggregating 120 days during any twelve-month period.

                  Upon the occurrence of any of the following events, you shall have the right to terminate your employment with VIMRx on at least 60 days' notice. In the event such notice is given by you within 30 days of any one or more of such events, such termination of employment shall be deemed, for all purposes of this Agreement, as a termination of your employment by VIMRx without
Cause:

                  a material breach of or default under this Agreement by VIMRx which is not cured by VIMRx within ten (10) days after its receipt of written notice thereof from you;

                  a material reduction in your duties or a material interference with the exercise of your authority (not arising from any physical or mental disability you may sustain) which would be inconsistent with your position and authority as referenced in Paragraph 1 hereof and the same shall not have been alleviated by the President and Chief Executive Officer or the Board within ten
(10) days after its receipt of written notice thereof from you; or

                  a relocation of VIMRx's principal executive offices from Wilmington, Delaware to a location whose distance is at least fifty (50) miles (by road) farther from your current residence in Wilmington, Delaware than the distance between VIMRx's current offices in Wilmington, Delaware area and such residence address, provided that you shall not have approved the decision to effect such subsequent relocation.

                  Notwithstanding anything in Paragraphs 6(b) or 6(c) above to the contrary:

                  you shall not have any obligation to VIMRx to mitigate any termination of your employment whereby you would be required by VIMRx promptly to seek, procure or commence substitute employment; and

                  in the event you do seek, procure or commence such substitute employment, none of the income derived or to be derived by you therefrom shall be setoff by VIMRx against the balance of any severance payments, if any, owing to you by VIMRx under this Agreement.

                  You hereby agree that you shall not, directly or indirectly, during the term of your employment hereunder, own, manage, operate, join, control or become employed by, or render any services of an advisory nature or otherwise, or participate in the ownership (other than shares held for investment in publicly traded companies), management, operation or control of, or otherwise be connected in any manner with, any business that sells products or services that are competitive in a material respect with the products or services sold by VIMRx, without VIMRx's prior written consent. The restriction on competitive activities set forth in the prior sentence shall continue to apply for a period of one year following the effective date of termination of your employment hereunder in the event you voluntarily terminate your employment (excluding a constructive termination under Paragraph 6(f)) prior to the date that is two years from the date of this letter agreement or your employment is terminated by VIMRx for Cause. In the event the restriction on competition remains in effect for the 12-month period following your termination pursuant to the prior sentence, you further agree that during such period you will not directly or indirectly entice away from VIMRx's employment, retain or otherwise engage, any employee of VIMRx.

                  You further hereby covenant and agree that you will not at any time during, or for a period of three (3) years following the termination of, your employment with VIMRx, reveal, divulge or make known to any person or entity any secrets or confidential information (whether oral, written, or electronically encoded) whatsoever, of or concerning VIMRx or its business or anything connected therewith, all of which is and shall remain the property of VIMRx and shall be returned by you to VIMRx (including all copies) immediately upon any termination of your employment (or earlier, if requested by VIMRx). For purposes hereof, confidential information shall not include any information which: (i) is or becomes generally available to the public other than as a result of a wrongful disclosure by you or your representatives; (ii) was known by you on a non-confidential basis prior to its disclosure to you by VIMRx or its representatives; (iii) becomes available to you from a source other than VIMRx or its representatives, provided that such source is not bound by a confidentiality agreement with VIMRx, or its representatives and otherwise has a right to disclose the same; or (iv) is required to be disclosed by any governmental or judicial authority, provided, in such case, that you shall use your best efforts to notify VIMRx immediately of any such requirement so that VIMRx shall have an opportunity to contest it.

                  In the event of any breach or threatened breach by you of any one or more of the provisions of Paragraph 7 (relating to non-competition and non-enticement of employees) or Paragraph 8 (relating to non-disclosure), VIMRx will be entitled, in addition to any remedy otherwise available at law, to an injunction restraining the breach of such provision hereof.

                  You agree that VIMRx may, in its discretion, apply for and take out in its name and at its own expense, and solely for its benefit, key man life insurance on you in any amount deemed advisable by VIMRx to protect its interests, and you agree that you shall have no right, title or interest therein and further agree to submit to any medical or other examination and to execute and deliver any application or other instruments in writing reasonably necessary to effectuate such insurance.

                  You represent and warrant that you are not under any obligation, restriction or limitation, contractual or otherwise, to any other individual or entity which would prohibit or impede you from performing your duties and responsibilities hereunder, and that you are free to enter into and perform the terms and provisions of this Agreement.

                  Notwithstanding   anything   herein  to  the   contrary,   the
provisions of Paragraphs 5, 7, 8, 9 and 11 hereof shall survive the expiration or termination of this Agreement.

                  All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be either personally delivered (including by couriers such as FedEx) or sent by pre-paid certified mail, return receipt requested, addressed to the address stated below of the party to which notice is given, or to such changed address as such party may have fixed by notice given in accordance with the terms hereof:

                  TO VIMRx:

                           VIMRx Pharmaceuticals Inc.
                           2751 Centerville Road
                           Suite 210, Little Falls II
                           Wilmington, Delaware  19808
                           Attn: Richard L. Dunning
                                   President & CEO
                           With A Copy To:

                           Lowell S. Lifschultz
                           Epstein Becker & Green, P.C.
                           250 Park Avenue
                           New York, New York  10177-0077

                  TO DAVID A. JACKSON:

                           Mr. David A. Jackson
                           49 Guyencourt Road
                           Wilmington, DE  19807-1415

Any notice, sent as provided above, shall be deemed given upon receipt at the address provided for above (or, in the event delivery is refused, the first date on which delivery was tendered).

                  This Agreement contains the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements and representations, written or oral, expressed or implied, with respect thereto.

                  This Agreement may not be amended, modified, altered or terminated (other than pursuant to its terms) except by an instrument in writing signed by the parties.

                  This Agreement shall be binding upon the parties hereto and their heirs, distributees, successors and assigns.

                  In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

                  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely therein (without giving effect to the conflict of law rules thereof).

                  Kindly   indicate  your   agreement   with  the  foregoing  by
countersigning the enclosed duplicate copy of this letter agreement and returning it to me on behalf of VIMRx.

                  On behalf of VIMRx, we look forward to a long and mutually rewarding relationship.

                                              Sincerely,

                                              VIMRx PHARMACEUTICALS INC.


                                              By: _______________________
                                                  Richard L. Dunning
                                                  President & CEO


ACCEPTED AND AGREED TO THIS

26th day of August,  1996



--------------------------------
David A. Jackson